Exhibit 10.15

Distribution and Resale Agreement

This Distribution and Resale Agreement (this “Agreement”) is dated November 20, 2017 (the “Effective Date”) between Agribotix, LLC, a Colorado limited liability company (“Agribotix”), and AgEagle Aerial Systems, Inc., a Nevada C Corporation (the “Buyer”). Agribotix and Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties.”

Recitals

A.	Agribotix is a drone-enabled software company that provides advanced imaging and analysis for precision agriculture.
B.	Buyer wishes to become a dealer of Agribotix goods and services.

Therefore the Parties agree as follows:

Section 1.                  Definitions

Agreement:	is defined in the preamble of this Agreement. In addition, “Agreement” includes all exhibits and schedules to this Agreement, and all amendments to this Agreement.
Agribotix Marks:	trademarks, service marks, trade names and branding used by Agribotix in its business.
Analytic Services:	means data processing services falling within Agribotix’s product lines listed in Exhibit A.
Buyer:	is defined in the first paragraph of this Agreement. In addition, “Buyer” includes all parents and subsidiaries of Buyer and other persons under common control with Buyer.

1

Customer	means a customer of Buyer’s who is the end user of the Products or the Analytic Services, or both.
Effective Date:	is defined in the preamble of this Agreement.
Intellectual Property:	“Intellectual Property” means all the following, regardless of whether the same arises under domestic or foreign law: (i) copyrights; (ii) trademarks, service marks, trade names and branding; (iii) trade secrets and proprietary information; (iv) patents and patent applications; (v) copyrights and moral rights; (vi) any other property that is considered intellectual property under applicable law; (vii) all rights in and to any of the foregoing.
Notice:	is defined in Section 12.01.
Products:	means tangible goods falling within Agribotix’s product lines listed in Exhibit A.
Term:	is defined in Section 11.01(c).
Territory:	consists of and includes the geographic areas listed in Exhibit A.
Additional definitions appear throughout this Agreement.

Section 2.                  Appointment of Buyer as Distributor of Products and Services

2.01            Appointment. Agribotix hereby appoints Buyer as a non-exclusive distributor of the Products and Analytic Services in the Territory and for the Term under the terms and conditions stated in this Agreement.

2.02            Best Efforts. Buyer shall use commercially reasonable best efforts to distribute and resell, in the Territory and for the Term, Products or Analytic Services, or both, provided by Agribotix under this Agreement.

Section 3.                  Ordering and Pricing

3.01            Ordering

(a)	Purchase Orders. Buyer may order Products by issuing purchase orders (each a “Purchase Order”), which may be on Buyer’s standard purchase order form. Buyer may specify the method of shipping in the Purchase Order, and Agribotix shall try to accommodate any such request. Buyer shall also specify the site to which the Products should be shipped (the “Buyer’s Site”).
(b)	Acceptance of Purchase Order. Upon Agribotix’s receipt of a Purchase Order, if Agribotix does not accept or reject the Purchase Order within seven days after receiving it, Agribotix will be deemed to have accepted the Purchase Order.
(c)	Terms of Purchase Order. Upon Agribotix’s acceptance of a Purchase Order, the Buyer and Agribotix will be deemed to have entered into a binding contract for the purchase and sale of the Products described in the Purchase Order. The accepted Purchase Order will be governed by this Agreement and shall be deemed incorporated into this Agreement. All standard-form, boilerplate, pre-printed, or similar provisions stated in Buyer’s Purchase Order will be superseded by this Agreement, will not be binding on the Parties, and will be of no force or effect.
(d)	Rejection of Purchase Order. Agribotix reserves the right to reject a Purchase Order for any reason, including: (i) lack of manufacturing capacity; (ii) any other inability to deliver in accordance with the terms of the Purchase Order; (iii) a delinquency in Buyer’s account; or (iv) any refusal by Buyer to sign an acceptance certificate regarding Products previously delivered if, in the good faith opinion of Agribotix, such refusal was wrongful.

(e)	Buyer’s Termination of a Purchase Order for Agribotix’s Breach. Buyer may terminate a Purchase Order if Agribotix defaults under an accepted Purchase Order and such default continues for 30 days after Agribotix receives a Notice from Buyer specifying the default in reasonable detail.

3.02            Pricing

(a)	Price Sheets. Agribotix will issue price sheets from time to time, each of which will state the period during which the prices will remain in effect. At any time that a particular price sheet is in effect, Buyer may issue Purchase Orders using the prices stated in that price sheet. Agribotix may withdraw a price sheet or issue a new price sheet at any time. A new price sheet will be effective 48 hours after issuance.
(b)	Special Price Quotes. Upon Buyer’s request, Agribotix may issue a special written price quote for Products. Each special price quote will be firm for 30 days unless otherwise stated in the quote or unless the quote is revoked in writing before Buyer issues a Purchase Order in reliance on the quote. A Purchase Order will not be considered issued in reliance on a special price quote unless the special price quote is referenced in the Purchase Order.
(c)	Shipping and Insurance Costs. Buyer shall pay all shipping, transportation, delivery, and insurance costs, incidental or otherwise, incurred in the shipment and delivery of the Products (collectively, “Shipping Costs”). If Agribotix incurs any Shipping Costs, Agribotix shall invoice Buyer for such Shipping Costs pursuant to the payment terms herein. Agribotix will secure insurance against loss or destruction of the Products in shipping at Buyer’s expense, unless Buyer otherwise instructs Agribotix in the Purchase Order or in a signed writing.
(d)	Taxes. All fees due hereunder are exclusive of, and Buyer shall pay, all sales, use, and other taxes, export and import fees, customs duties and similar charges applicable to the transactions contemplated by this Agreement, except for taxes based upon Agribotix’s net income (collectively “Taxes”).
(e)	Prices Do Not Include Shipping Costs or Taxes. Prices stated in Purchase Orders, price sheets, or special price quotes will not include Shipping Costs or Taxes unless expressly stated.

3.03            Payment Terms. Buyer shall pay all undisputed invoice amounts within 30 days of Buyer’s receipt of an invoice and, to the extent applicable, in accordance with any schedules set forth in a Purchase Order. Any undisputed amount due to Agribotix which is not paid within 60 days of the date of receipt of an invoice the shall accrue interest at 1.5% per month or such lesser amount as required by law, from due date until paid, plus Agribotix’s reasonable costs of collection. Buyer may withhold from payment any amounts disputed in good faith, but Buyer shall pay any portion of such amount that it does not dispute. Upon resolution of the dispute, Buyer shall pay the amount specified in the resolution of the dispute, if any, within 30 days of the resolution.

Section 4.                  Distribution, Use and Operation of Products

4.01            Offering Types. Buyer shall offer Products and Analytic Services either separately or together. If Products and Analytic Services are offered together, by way of example, the Buyer may be engaged by a Customer to operate the Products and to provide Analytic Services based on the data acquired in operating the Product for the Customer.

4.02            Branding. Products and Analytic Services shall be sold under the Agribotix Marks (defined in Section 6.01) as specified by Agribotix from time to time.

4.03            Use and Operation of Products

(a)	Buyer and Customers shall use due care in operating, maintaining and repairing the Products.
(b)	Buyer and Customers shall operate and use Products only as permitted under applicable laws and regulations.
(c)	From time to time Agribotix may provide Buyer with instructions, safety advisories and other materials concerning the proper use and operation of the Products. Buyer and Customers shall use and operate the Products in compliance with those instructions, safety advisories and other materials.

4.04            Support. Agribotix shall provide reasonable technical support in a timely manner to assist Buyer in the sale and distribution of the Products. Except for the foregoing, after Buyer’s receipt of any Product, Agribotix will have no obligation with regard to Product commissioning or deployment and, except for Agribotix’s warranty obligations, Agribotix will have no obligation to interact with Customers or any Products.

Section 5.                  Delivery of and Title to Products

5.01            Shipment. Within a reasonable amount of time after the date set forth in an accepted Purchase Order, Agribotix shall ship the Products to the Buyer’s Site (defined in Section 3.01(a)). All Products will be shipped FOB Agribotix’s facility in Boulder, Colorado. Buyer may specify a shipping company for the Products. In the absence of shipping instructions in the Purchase Order, Agribotix shall select a common carrier on behalf of Buyer. Agribotix reserves the right to have any Products drop shipped.

5.02            Title and Risk of Loss. Agribotix’s delivery obligation shall be satisfied upon delivery of the Products to the carrier. Title to the Products and the risk of loss thereof shall pass from Agribotix to Buyer at the time and place the Products are delivered from Agribotix to the carrier. If any loss occurs to the Products after the risk of loss passes to Buyer, Buyer shall remain obligated to pay Agribotix in full for such Products, in addition to the cost and expense of repair or replacement. If Buyer returns or rejects a Product or revokes acceptance thereof, title and risk of loss regarding such Product shall pass from Buyer to Agribotix when Agribotix takes return possession of the Product.

5.03            Acceptance. Buyer shall inspect each Product upon Buyer’s receipt thereof from the carrier. Buyer shall have two weeks (the “Inspection Period”) after delivery of the Products to inspect the Products. Failure to reject the delivered Products before the expiration of the Inspection Period will constitute Buyer’s acceptance of the Products. Buyer waives any right it may have to reject or revoke acceptance of the Products after the expiration of the Inspection Period.

Section 6.                  Intellectual Property

6.01            Agribotix IP. Agribotix is the owner or licensee of any and all Intellectual Property created, arising or used in connection with the Products or Analytic Services (collectively, “Agribotix IP”). Buyer hereby assigns to Agribotix all Buyer’s right, title and interest in and to Agribotix IP, including Agribotix IP created or arising in the future.

6.02            License. Agribotix hereby grants to Buyer a nonexclusive license to use the Agribotix IP in the Territory and for the Term, limited to the extent such license is necessary for Buyer to fulfill its obligations under this Agreement. If this Agreement is terminated while Buyer has Products in inventory, this license shall continue until such inventory is liquidated.

6.03            No Transfer of IP. Nothing in this Agreement will be interpreted or construed as, and nothing in this Agreement will result in, Agribotix’s transfer to Buyer the ownership of any Intellectual Property.

6.04            Goodwill. Any goodwill established or created by the use of the Agribotix Marks shall inure to the benefit of Agribotix. Buyer shall use the Agribotix Marks in accordance with reasonable guidelines that Agribotix may issue from time to time to maintain and monitor the quality of the goods and services offered in connection with the Agribotix Marks.

6.05            Effect of Termination on License. After the termination of this Agreement and the Buyer’s liquidation of its Product inventory, the foregoing Agribotix IP license will terminate.

6.06            Notice of Third Party Use. Buyer shall notify Agribotix if Buyer has reason to believe that a third person has used Agribotix IP improperly or without authorization.

Section 7.                  Warranties, Exclusions, and Limitations

7.01            Limited Warranty. The following is Agribotix’s limited warranty applicable to Products (“Limited Warranty”):

Agribotix warrants to the Buyer and to the first Customer of each Product that the Product will be free from defects in materials and workmanship for 90 days after the later of: (a) Buyer’s acceptance or deemed acceptance of the Product under Section 5.03; and (b) the first use of the Product by Buyer or Customer.

Agribotix may alter the Limited Warranty in any commercially reasonable manner; alterations will operate prospectively only, unless otherwise agreed. For purposes of this paragraph, the terms “first user” and “first use” refer to the first use of a Product by Buyer or a Customer occurring outside the Inspection Period.

7.02            Disclaimers and Assumption of Risk

(a)	The Limited Warranty is the only warranty made with respect to any Product or with respect to any other product or service provided in connection with this Agreement.
(b)	Agribotix makes no warranty of any kind whatsoever regarding the Analytic Services.
(c)	All other warranties, express or implied, are expressly disclaimed, including the implied warranties of merchantability, fitness for a particular purpose, and any implied warranties of title or non-infringement.
(d)	The Products may be subject to diverse and varying laws and regulations. Agribotix makes no warranty or representation that any particular use or planned use of a Product is or will be lawful or permissible under applicable laws and regulations.
(e)	The Products are unmanned aerial vehicles and are capable of causing significant personal injury and property damage during normal use, even if used in accordance with Agribotix’s instructions. Buyer, all Customers and all users of the Products have been advised of and assume the risks of personal injury or property damage that are inherent in the use of the Products.

7.03            Buyer’s Exclusive Remedy. Buyer’s sole and exclusive remedy for a breach of the Limited Warranty shall be, at Agribotix’s discretion: (a) for Agribotix to repair any defective Product; (b) for Agribotix to replace any defective Product; or (c) for Agribotix to refund to Buyer an amount equal to the amount paid by Buyer for the defective Product. The remedies in this Section 7.03 are exclusive and expressly in lieu of any and all other remedies which may be available to Buyer under this Agreement or under law.

7.04            Product Alteration or Damage. The Limited Warranty is void as to any Product that has been altered or damaged, except for reasonable wear and tear occurring during ordinary and intended use.

7.05            Warranty Procedures. To assert a claim under the Limited Warranty, Buyer or Customer, as applicable, must comply with the following procedures:

(a)	Obtain a return materials authorization number (an “RMA Number”) from Agribotix prior to returning any Products to Agribotix for warranty purposes.
(b)	Ship the claimed defective Products to Agribotix, at the address provided by Agribotix when the RMA Number is obtained. Shipment must occur within 10 days after the RMA Number is issued, or the RMA Number will be void and may not be used.
(c)	Pay all packing, shipping, and insurance costs incurred in returning the Products to Agribotix. Unless Agribotix agrees otherwise in writing, title and risk of loss with respect to Products returned under warranty will pass to Agribotix when Agribotix takes possession of the Products. Carriers will be deemed agents of the shipper, not Agribotix.

Section 8.                  Limitation of Liability

8.01            Exclusion of Certain Damages. In no event will either Party be liable to the other Party or to any other person, including Customers, for any incidental, consequential, indirect, special, or punitive damages, including damages for lost revenue, lost profits, or diminution of goodwill, regardless of whether the Party in question has been advised of the possibility of such damages. The exclusions of damages contained in this Section 8.01, including the exclusion of consequential damages, is an essential term of this Agreement designed to remain fully effective even upon a failure of any remedy, whether exclusive or otherwise.

8.02            Limit of Liability. Agribotix’s liability resulting from any claim or cause of action involving a breach or alleged breach of this Agreement, including a claim for breach of the Limited Warranty, shall not exceed the amount paid by Buyer to Agribotix for Products or Analytic Services during the three months before the claim or cause of action first arose, even if the claim or cause of action is a continuing one. Buyer understands that if the foregoing limit of liability did not exist, the price to be paid for Products and Analytic Services would be substantially higher. Buyer agrees that the foregoing limit of liability is fair and reasonable.

8.03            Time Limit on Actions. A Party may not assert a claim arising out of or in connection with this Agreement more than one year after the claim arises.

8.04            Notice to Customers. Buyer shall inform each Customer of, and shall ensure that each Customer accepts and agrees to: (a) the Limited Warranty, including all of its terms, conditions, limitations and exclusions, (b) the provisions of Section 4.03 regarding use and operation of Products, and (c) the provisions of this Section 8, including limitations on liability and exclusions of certain types of damages.

Section 9.                  Indemnification

9.01            Mutual Indemnification. Subject to Sections 9.02 and 9.03, each Party (in this context, an “Indemnifying Party”) shall indemnify, hold harmless, and defend the other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (each, an “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, that are incurred by an Indemnified Party in a final judgment (collectively, “Losses”), arising out of any third-party claim alleging facts that, if true, would constitute or imply any of the following: (a) a breach or non-fulfillment of any provision of this Agreement by the Indemnifying Party; (b) an act or omission of the Indemnifying Party characterized by negligence or greater culpability, including the negligent operation or maintenance of any Product after its sale hereunder; or (c) any failure by the Indemnifying Party to comply with applicable federal, state, or local laws, regulations, or codes.

9.02            Exceptions and Limitations on Indemnification. Notwithstanding any provision of this Agreement to the contrary, an Indemnifying Party is not obligated to indemnify, hold harmless, or defend an Indemnified Party against any Loss or claim to the extent it arises out of or results from the Indemnified Party's gross negligence or more culpable acts or omissions.

9.03            Procedure for Indemnification. If a third person asserts or files a claim against an Indemnified Party, and that Indemnified Party seeks indemnification hereunder, the Indemnified Party will promptly provide Notice of the claim to the Indemnifying Party, and the Indemnifying Party will have sole control over and will defend, compromise, or settle the claim at its expense. The failure to provide written notice promptly will relieve the Indemnifying Party from liability hereunder only to the extent that such failure prejudiced the Indemnifying Party from defending, compromising, or settling the claim. The Indemnifying Party will not be responsible for the defense and indemnification expenses, including attorneys’ fees, incurred by the Indemnified Party after the Indemnifying Party assumed the defense of the claim. The Indemnified Party may participate in the defense of any claim to which this Section 9.03 applies and may retain separate counsel at its own expense, and such expenses will not be subject to indemnification. The Indemnified Party may defend a claim, and will have the power and authority to do so, unless and until the Indemnifying Party assumes the defense of the claim. The Indemnifying Party will not consent to the entry of a settlement affecting the Indemnified Party, including consenting to the entry of a judgment, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, if the settlement or judgment: (a) involves more than the payment of money by the Indemnifying Party; or (b) does not constitute the final disposition of all claims against the Indemnified Party in the particular legal action or proceeding in which the claim is asserted.

9.04            Other Indemnification Rights Superseded. The rights to indemnification stated in this Section 9 supersede and replace any other rights and remedies in the nature of indemnification to which either Party may be entitled at law.

Section 10.               Confidentiality

10.01        Protection of Confidential Information. Neither Party will do any of the following, directly or indirectly, without the written consent of the other Party: (a) disclose, transfer or otherwise communicate to any third party any Confidential Information of the other Party; or (b) use Confidential Information of the other Party for any purpose other than the performance of this Agreement. The Parties will not permit any of their respective agents or employees to take any action prohibited by this paragraph.

10.02        Definition of Confidential Information

(a)	Definition. Subject to the exclusions and exceptions in Sections 10.02(c)and 10.02(d), the “Confidential Information” of a Party (the “Disclosing Party”) means all information of the Disclosing Party that is disclosed to the other Party (the “Receiving Party”) and that falls within one or more of the following categories: (i) non-public information relating to the Disclosing Party’s business, affairs, or products that has or could have commercial value; (ii) any information which the Receiving Party knows or reasonably should know that the Disclosing Party is required to keep confidential under a binding obligation with a third party; and (iii) all information provided by the Disclosing Party to the Receiving Party which the Receiving Party knows or reasonably should know could be detrimental to the interests of the Disclosing Party if disclosed or used without authorization, whether or not such information is identified as Confidential Information. As used in this Section 10.02(a), the term “information” refers to data or information in any form or medium.
(b)	Examples. By way of example, “Confidential Information” includes the following: (i) sales and customer information; (ii) product designs and technical materials; (iii) trade secrets and other proprietary information; (iv) formulas, research and development techniques, processes, computer programs, software, electronic codes, security codes, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects; (v) lists of customers and potential customers and non-public information concerning them; (vi) information about costs, profits, markets and sales; (vii) contracts and their terms; (viii) plans relating to business, marketing, and strategies; (ix) unpublished financial information, budgets, forecasts, and projections; (x) employee personnel files and compensation information; (xi) the terms, conditions, and existence of this Agreement; and (xii) each Party’s Intellectual Property and the rights that relate to it.
(c)	Exceptions. Information that falls into any one or more of the following categories will not constitute Confidential Information: (i) information that is or becomes part of the public domain through no fault of the Receiving Party; (ii) information that the Receiving Party can show was known by the Receiving Party prior to its receipt from the Disclosing Party; (iii) information that the Receiving Party can show was independently developed by or for the Receiving Party without relying on any Confidential Information received from the Disclosing Party; (iv) information that the Receiving Party can show was rightfully received from a third party who is not under any obligation to maintain the confidentiality of such information under circumstances not involving a violation of the rights of the Disclosing Party.
(d)	Court Order. A Receiving Party will not be in breach of its obligations under this Section 10 to the extent that, based upon the advice of counsel, it provides Confidential Information under a court order or discloses Confidential Information as required by law. A Receiving Party who discloses Confidential Information under this paragraph must immediately notify the Disclosing Party of the court order or legal requirement, must give the Disclosing Party a reasonable opportunity to contest or limit the required disclosure, and must provide reasonable assistance at the Disclosing Party’s expense.

10.03        Availability of Injunctive Relief. The unauthorized use or disclosure of Confidential Information would be highly prejudicial to the interests of the Disclosing Party and would materially damage the Disclosing Party’s business. Therefore, a Disclosing Party will be presumed entitled to injunctive relief to protect its Confidential Information against unauthorized disclosure or use in violation of this Section 10.

10.04        Return of Confidential Information. Upon termination of this Agreement or upon the Disclosing Party’s request for any reason: (a) the Receiving Party will immediately deliver to the Disclosing Party the originals and all copies of any and all materials and writings received from, created for, or belonging to the Disclosing Party which relate to or contain any of the Disclosing Party’s Confidential Information; and (b) the Receiving Party will permanently delete any and all of the Disclosing Party’s Confidential Information from all computers and other electronic data storage devices in the Receiving Party’s control (or under the control of Receiving Party’s agents or employees).

Section 11.               Term and Termination

11.01        Term and Renewal

(a)	Initial Term. This Agreement will be in effect for an initial Term beginning on the Effective Date and continuing for one year thereafter, unless this Agreement is sooner terminated as provided elsewhere herein.
(b)	Renewal Term. Upon the expiration of the initial Term, this Agreement will automatically renew and remain in effect for an indefinite number of successive renewal Terms, each of which will take effect at the end of the previous Term and will remain in effect for one year unless sooner terminated as provided elsewhere herein.
(c)	Definition. “Term” means, as the context requires: (a) the initial one-year term or any one-year renewal term, or (b) the period encompassed by all such terms.

11.02        Termination

(a)	Termination for Convenience. Either Party may terminate this Agreement for any reason by giving the other Party written Notice of termination at least 90 days prior to the date of termination.
(b)	Termination for Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, including a breach of a representation or warranty by giving the breaching Party written Notice of termination for breach (a “Termination for Breach”). The Notice of Termination for Breach must specify the nature of the breach in reasonable detail. This Agreement will terminate if a material breach is not cured within 60 days after the Notice of Termination for Breach is given. A Termination for Breach will be without prejudice to the rights either Party may have against the other, whether arising in connection with the breach or otherwise.
(c)	Termination for Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent or is declared bankrupt by a court of competent jurisdiction or becomes the subject of any reorganization (other than a corporate reorganization effected in the ordinary course of business and not arising out of any insolvency) or winding up, receivership or dissolution, bankruptcy or liquidation proceeding, or any proceeding or action similar to one or more of the above. A termination under this paragraph will be effective when the terminating Party gives written Notice thereof to the other Party.
(d)	Effect of Termination; Survival. The termination or expiration of this Agreement for any reason will end the then-current Term and will terminate the effectiveness of Section 2 and Section 3; provided, however, that the Parties’ obligations under any Purchase Order issued and accepted prior to the termination will remain in effect. Termination of this Agreement will not, in and of itself, terminate the effectiveness of any other provision of this Agreement.

Section 12.               Notices

12.01        Notice Procedure. All formal notices, communications, and deliveries that are given, issued, or made in connection with this Agreement (“Notices”) must be in writing and will be effective when received by the person to whom directed. A Notice will be rebuttably presumed received as follows: (a) at noon on the first business day after it is sent by email; (b) on the day designated for delivery if sent by hand delivery or overnight courier; or (c) three business days after it is sent by certified mail, return receipt requested. Communications sent by email, including email attachments, and other electronic communications, except voice communications and voice mails, are “in writing” for purposes of this paragraph.

12.02        Contacts. Any Notices provided for in this Agreement shall be directed to the contact persons listed below:

If to Agribotix:	Paul Hoff, COO Agribotix, LLC 3309 Airport Road Boulder, CO 80301 USA paul.hoff@agribotix.com +1 (720) 308-7879
If to Buyer:	Bret Chilcott, CEO AgEagle Aerial Systems, Inc. 117 S. 4th Street Neodesha, KS 66757 USA BretC@AgEagle.com +1 (620) 325-6363

12.03        Change Contact Information. Either Party may change its contact information stated above by giving written Notice of the change to the other Party.

Section 13.               General Terms

13.01        Further Assurances. Each Party shall execute all further documents and take all further acts reasonably necessary or appropriate to carrying out the intent of this Agreement.

13.02        Precedence. If there is an inconsistency between a provision stated this Agreement and a provision stated in a Purchase Order, communication, or other document, the provision stated in this Agreement will take precedence and will control. If there is an inconsistency between a provision stated in the main body of this Agreement (i.e., this Agreement excluding all exhibits, schedules, and attachments) and a provision stated in any exhibit, schedule, or attachment, the provision stated in the main body of this Agreement will control.

13.03        Insurance. Buyer shall purchase and maintain insurance reasonably adequate in light of the risks associated with Buyer’s use of unmanned aerial vehicles and other activities contemplated by this Agreement. Buyer shall cause Agribotix and Buyer to be named insureds on the insurance required by this paragraph.

13.04        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to such jurisdiction’s conflict of laws or choice of law principles. No international convention or treaty will apply to this Agreement, including the United Nations Convention on Contract for the International Sale of Goods.

13.05        Venue. An action brought by either Party to interpret or enforce any provision of this Agreement may be brought only in a state or federal court located in Denver, Colorado. Each Party submits to the jurisdiction and venue of such courts and waives any objection to which it otherwise might be entitled regarding such jurisdiction or venue.

13.06        Waiver of Right to Jury Trial. Each party hereby waives any right it has or may have to a trial jury in any action, suit, or proceeding arising out of or in connection with this Agreement.

13.07        Class Action Waiver. Any action, suit or proceeding arising out of or in connection with this Agreement shall be brought in the plaintiff’s or claimant’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. A judge may not consolidate or join the claims of other persons or parties who may be similarly situated.

13.08        Transfer and Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law, or otherwise), without the prior written consent of the other Party; provided, however, that either Party, without such consent, may assign this Agreement and the assignor’s rights and obligations hereunder in connection with any of the following transactions: (i) the transfer or sale of all or substantially all of the assignor’s business or assets, regardless of the form of the transaction, whether by merger, asset sale, stock sale or otherwise; (ii) the sale, spin-off, or creation of a subsidiary or affiliated entity of the assignor; or (iii) a merger, consolidation, change in control or similar transaction to which the assignor is a party. Any permitted assignee will be deemed to have assumed all the obligations of the assignor under this Agreement.

13.09        Force Majeure. Neither Party will be considered in default under this Agreement to the extent that such Party’s performance is delayed or prevented by fire, flood, hurricane, tornado, earthquake, other natural disasters, riot, war, terrorism, labor disputes, or civil strife.

13.10        Entire Agreement. This Agreement states the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and replaces all previous discussions, negotiations, and agreements.

13.11        Amendments. Any amendment or addition to this Agreement will be effective only if in writing and signed by both Parties.

13.12        Waiver. The failure of either Party to insist upon the performance of any provision of this Agreement or to exercise any right or privilege granted to such Party under this Agreement will not be construed as waiving such provision or any other provision of this Agreement.

13.13        Severability. If any provision of this Agreement is held invalid or unenforceable, the invalidity or unenforceability will not invalidate the remaining provisions of this Agreement.

13.14        Counterparts. This Agreement may be executed and delivered in counterparts (including by means of electronic signatures), all of which taken together will constitute one and the same agreement.

13.15	Certain Rules of Construction. The headings in this Agreement are for convenience of reference only and will be ignored for purposes of construing and interpreting this Agreement. The terms “including” and “includes” will be construed as “including, without limitation” and “includes without limitation,” respectively. The term “termination,” when used in reference to this Agreement, refers to the termination, expiration, or cessation of this Agreement, regardless of the circumstances.

[signature page follows]

The Parties are executing this Agreement to signify their acceptance of all the terms and conditions stated above, to be effective as of the Effective Date, regardless of the date of actual signature.

Agribotix, LLC, a Colorado limited liability company	AgEagle Aerial Systems, Inc. a Nevada corporation
By: ............................................................................................	By: ....................................................................................................
Paul Hoff Chief Operating Officer	Bret Chilcott Chief Executive Officer
Date signed: ............................................................................	Date signed: ...................................................................................

Exhibit A

Territory, Products, and Analytic Services

Territory

•	Worldwide

Products

•	Agricultural unmanned aerial vehicles
•	Other associated products such as cameras, ground controls, etc.

Analytic Services

•	Image processing and data processing services offered on the Agribotix website at www.agribotix.com.
•	Website terms and conditions
•	Website privacy policy